Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form F-3, File No. 333-155975, of our report dated March 13, 2008, relating to the consolidated financial statements of Ship Finance International Limited and subsidiaries (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in this Post-Effective Amendment No.1 to the Registration Statement.

/s/ MSPC
 Certified Public Accountants and Advisors
 A Professional Corporation

New York, New York
March 23, 2009